Exhibit 4.9

27 June 2024

DRDGOLD LIMITED
Constantia Office Park
Cnr 14th Avenue and Hendrik Potgieter Road
Cycad House, Building 17, Ground Floor
Weltevreden Park 1709

Attention: Riaan Davel

Dear Sirs

BANKING FACILITIES

Nedbank Limited (acting through its Nedbank Corporate and Investment Banking division) (**Nedbank**) is pleased to offer the banking facilities described below to the Borrower upon the terms and conditions contained herein.

This offer letter (**Offer Letter**), read together with the general facility provisions (including Schedule 1) (**General Provisions**), shall be referred to as the **Facility Letter**.

In this Facility Letter all facilities and instruments described in this clause shall collectively be referred to as the Facilities, and facility or instrument shall refer to any of them as suggested by the context.

1.1	**Borrower(s)**	DRDGOLD LIMITED (Registration No. 1895/000926/06)
1.2	**Guarantors**	Ergo Mining Proprietary Limited (Registration No. 2007/004886/07) Far West Gold Recoveries Proprietary Limited (Registration No. 2017/449061/07
1.3	**Aggregate amount of Facilities**	R500 000 000.00
1.4	**General Banking Facilities**	Overdraft Overnight Loan
1.5	**Review, Reduction and Cancellation of Facilities**	Nedbank shall be entitled in its sole discretion to review these Facilities at any time, including to reduce or cancel any part or all Facilities.

Nedbank 135 Rivonia Campus 135 Rivonia Road Sandown Sandton 2196 | PO Box 1144 Johannesburg 2000 South Africa
T +27 11 294 4444 | **F** +27 11 295 1111 | **E** cib@nedbank.co.za | **W** nedbank.co.za/cib

Directors: AD Mminele (Chairperson) JP Quinn (Chief Executive) HR Brody (Lead Independent Director) BA Dames MH Davis (Chief Financial Officer) NP Dongwana EM Kruger P Langeni RAG Leith L Makalima MC Nkuhlu (Chief Operating Officer) Dr TM Nombembe S Subramoney Company Secretary: J Katzin 31.05.2024

Nedbank Corporate and Investment Banking is a division of Nedbank Limited Reg No 1951/000009/06. Authorised financial services and registered credit provider (NCRCP16).

LEGAL-1511177124-351

Page 2 1.6 Interest 1.6.1 Interest Rate 1.6.1.1 Overdraft The interest rate is the Prime Rate minus 2.50% (two point fifty per cent) per annum 1.6.1.2 Overnight Loan The applicable rate shall be the rate quoted by Nedbank at the time of request by the Borrower for a rate or the date on which the draw down takes place, as the Parties may agree, adjusted by Nedbank on a daily basis in line with market conditions, and as notified to the Borrower when the Borrower requests such notification of the rate. 1.6.2 Penalty Interest Rate The agreed contractual rate plus 3% (three per cent) per annum. 1.6.3 Review of Interest Rate Nedbank shall, in its sole discretion and acting reasonably, be entitled to review the interest rate applicable to the Facilities and if it deems necessary, to amend the interest rate on prior written notice to the Borrower. 1.7 Duration of Facility and Repayment The facilities shall be due, claimable and payable to Nedbank by the Borrower on the date which is no earlier than 1 (one) Business Day following the Borrower's receipt of Nedbank’s written demand and shall not be affected, limited or restricted to the existence of an event of default that is continuing or not. 1.8 Fees and Costs 1.8.1 Unutilised Facility Fee The Borrower shall pay to Nedbank an Unutilised Facility Fee computed at the rate of 20 (twenty) basis points per annum, or such other rate notified by Nedbank to the Borrower from time to time (but on not less than 30 days prior written notice), which fee shall be calculated on the average monthly unutilised portion of the General Banking Facilities. The Unutilised Facility Fee shall be payable by the Borrower monthly in arrears by means of a debit entry to the current account of the Borrower and Nedbank shall provide to the Borrower an invoice in respect thereof. Should the Borrower not have a current account with Nedbank then the Unutilised Facility Fee shall be payable by the Borrower immediately on receipt by the Borrower from Nedbank of an invoice in respect thereof. If, at any time for so long as any available Facility is in force, the Borrower mandates the Lender to provide all transactional banking services required for the conduct of each Obligor's business and operations, the aforesaid unutilised facility fee charged after the date on which transactional banking

Page 3 services are implemented and continue to be provided by the Lender, shall be reduced to 0 (zero) basis points per annum. 1.9 VAT All amounts set out or expressed to be payable under a Finance Document by an Obligor to Nedbank which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies. 2 CONDITIONS OF UTILISATION OF THE GENERAL BANKING FACILITY 2.1 The Borrower may not utilise the Facility unless Nedbank has notified the Borrower that it has received all of the following documents and other evidence in form and substance satisfactory to Nedbank (which notice shall be delivered by Nedbank to the Borrower promptly upon Nedbank being so satisfied): 2.1.1 a copy of this Facility Letter signed by each Obligor; 2.1.2 a copy of all authorising resolutions of each Obligor: 2.1.2.1 approving the terms of, and the transactions contemplated by, the Finance Documents to which it is party; 2.1.2.2 authorising specified officials, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; 2.1.2.3 (to the extent applicable) authorising it, for all purposes required under section 45 of the Companies Act, to provide the financial assistance as a result of its entry into the Finance Documents to which it is a party; and 2.1.3 to the extent required by the Companies Act or other applicable law, a copy of a special resolution duly passed by the shareholders of each Obligor (as applicable), authorising the provision of financial assistance as required in terms of section 45 of the Companies Act. 2.1.4 Nedbank confirming that it is satisfied that the proposed transaction is not in conflict with, or contravenes, any Sanctions. 2.2 If all of the documents and other evidence listed in this clause 2, to the extent not waived by Nedbank in its sole and absolute discretion, are not delivered to Nedbank on Signature Date (or by such extended date as may be agreed in writing between the Parties), Nedbank may, from the date of any written notice to this effect, cancel the Facilities contemplated in this Facility Letter.

Page 4 3 INFORMATION UNDERTAKINGS In addition to the undertakings given in the General Provisions, the Borrower undertakes to furnish Nedbank with: 3.1 audited annual consolidated Financial Statements of the Borrower and the audited financial statements of each Guarantor, as soon as they become available, however, in any event within a period of 180 (one hundred and eighty) days after the end of that Obligor's Financial Year. 3.2 its unaudited consolidated financial statements for that financial half year as soon as they become available, however, in any event within a period of 180 days after the end of each half of each of its Financial Years. 3.3 such documentation and other evidence as is reasonably requested by Nedbank for each Obligor (as applicable) in order for Nedbank, to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations. 3.4 any other information Nedbank may reasonably request from time to time. 4 DOMICILIUM CITANDI ET EXECUTANDI 4.1 The Parties choose the addresses set out opposite their names below as their domicilium citandi et executandi (whether in respect of notices, court processes or any other documents or communications of whatsoever nature) for all purposes of this Facility Letter: 4.1.1 Nedbank Physical: 5th Floor, Block G, Nedbank 135 Rivonia Campus, 135 Rivonia Road, Sandown, 2196, South Africa; Email: RestrictedCorporateFax@nedbank.co.za; Attention: Head: CIB Credit Risk, 4.1.2 Borrower Physical: Constantia Office Park, Cnr 14th Avenue and Hendrik Potgieter Road, Cycad House, Building 17, Ground Floor, Weltevreden Park 1709; Email: Riaan.davel@drdgold.com; Attention: The Chief Financial Officer. 4.1.3 Any Party may, by written notice to the others, change (1) its domicilium to another address, not being a post office box or a poste restante, in South Africa and/or (2) the address, email, department or officer for whose attention any communication or document is to be made or delivered under or in connection with this Facility Letter, provided that any such change shall only be effective on the 5th Business Day after deemed receipt of the notice by the others.

Page 5 4.2 Delivery 4.2.1 Any communication or document made or delivered by one person to another will: 4.2.1.1 if by way of email, be deemed to have been received on the 1st Business Day following the date of transmission; 4.2.1.2 if delivered by hand, be deemed to have been received at the time of delivery; and 4.2.1.3 if by way of courier service, be deemed to have been received on the 5 th Business Day following the date of such sending, provided that, if a particular department or officer was specified as part of its address details, such communication or document was addressed to that department or officer. 4.2.2 Any communication or document to be made or delivered to Nedbank will be effective only when actually received by Nedbank and then only if it is expressly marked for the attention of the relevant department or officer set out above (or any substitute department or officer as Nedbank may specify for this purpose). 5 EXPIRY AND ACCEPTANCE 5.1 The Offer contained in this Facility Letter is open for acceptance until 28 June 2024. If the Offer is not accepted by the Borrower on or before such date, the Offer shall lapse and this Facility Letter shall be of no force and effect. If the Borrower signed this Facility Letter after such date, the Borrower shall be deemed to have made Nedbank a counter-offer to enter into this Facility on the same terms and Nedbank may accept such offer at any time by signing this Facility Letter and/or making the Facilities set out herein available for utilisation by the Borrower. 5.2 We thank you for the opportunity to submit this Offer and trust that it meets your requirements. Should you require any further information or clarification, please contact Darryl Hardiman at darrylha@nedbank.co.za or 010 235 4660. If the terms of this Facility Letter are acceptable to the Borrower, kindly have an authorised official of the Borrower sign this Facility Letter and return it to Nedbank by not later than 28 June 2024, together with a resolution of the board of directors of the Borrower authorising the signing official to accept the Facilities on behalf of the Borrower. Yours faithfully M MURRAY CREDIT EXECUTIVE CIB K PILLAY SENIOR CREDIT MANAGER CIB R MISTRY REGIONAL HEAD: TRANSACTIONAL SERVICES SALES /s/ M Murray /s/ K Pillay /s/ R Mistry

Page 6 Accepted at .................................................... on this the .................... day of ............................................. 2024 For and on behalf of: DRDGOLD LIMITED (who hereby warrants his authority) Name: _______________________ Capacity: _______________________ Accepted at .................................................... on this the .................... day of ............................................. 2024 For and on behalf of: DRDGOLD LIMITED (who hereby warrants his authority) Name: _______________________ Capacity: _______________________ Accepted at .................................................... on this the .................... day of ............................................. 2024 For and on behalf of: ERGO MINING PROPRIETARY LIMITED (who hereby warrants his authority) Name: _______________________ Capacity: _______________________ /s/ Adriaan Jacobus Davel Adriaan Jacobus Davel Chief Financial Officer and Authrorised Signatory /s/ Mpho Mashatola Mpho Mashsatola Authorised Signatory Sabiha Gokcen International Airport (Istanbul, Turkey) 28th June Roodepoort 28th June Brakpan 28th June /s/ Henry Nicolaas Gouws Henry Gouws Director

Page 7 Accepted at .................................................... on this the .................... day of ............................................. 2024 For and on behalf of: FAR WEST GOLD RECOVERIES PROPRIETARY LIMITED (who hereby warrants his authority) Name: _______________________ Capacity: _______________________ Carletonville 28th June /s/ Henriette Hooijer Director Henriette Hooijer

Page 8 Schedule 1 General Provisions 1 DEFINITIONS AND INTERPRETATION 1.1 Definitions In this Facility Letter: 1.1.1 Applicable Laws means, including, but not limited to, the Companies Act, the Banks Act, Basel II (the Framework established for the International Convergence of Capital Measurement and Capital Standards) and Basel III (upon its implementation) and any amendments or any successor thereto, common or customary law, treaty or other legislative measure applicable to Nedbank and/or the Obligor and includes any present or future directive, regulation, guideline, practice, concession, request or requirement whether or not having the force of law, but, if not having the force of law, the compliance with which is customary. 1.1.2 Authorisation means an authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation, lodgement or registration. 1.1.3 Banks Act means the Banks Act, No. 94 of 1990. 1.1.4 Business Day means a day (other than a Saturday, Sunday or proclaimed public holiday) on which banks are open for general business in Johannesburg. 1.1.5 Companies Act means the Companies Act, No. 71 of 2008. 1.1.6 Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media: 1.1.6.1 air (including, without limitation, air within natural or man-made structures, whether above or below ground); 1.1.6.2 water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and 1.1.6.3 land (including, without limitation, land under water). 1.1.7 Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law. 1.1.8 Environmental Law means any applicable law or regulation which relates to: 1.1.8.1 the pollution or protection of the Environment; 1.1.8.2 the conditions of the workplace; or

Page 9 1.1.8.3 the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste. 1.1.9 Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of an Obligor. 1.1.10 Finance Document/s means the Facility Letter and any other documents that are designated as such by the Parties (if any). 1.1.11 Financial Statements means the most recent financial statements of an Obligor, consolidated, if applicable and prepared in accordance with Accounting Principles. 1.1.12 Group means the Borrower and its Subsidiaries. 1.1.13 IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements. 1.1.14 Material Adverse Effect means a material adverse effect on: 1.1.14.1 the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or the Group as a whole; 1.1.14.2 the ability of any Obligor to perform any of its obligations under the Finance Documents; or 1.1.14.3 the validity or enforceability of any of the Finance Documents or the rights or remedies of Nedbank under any of the Finance Documents. 1.1.15 Nedbank means collectively Nedbank Limited (Registration Number 1951/000009/06). 1.1.16 Obligor means the Borrower(s) and each Guarantor. 1.1.17 Offer means the offer of banking facilities made by Nedbank to the Borrower in the Facility Letter. 1.1.18 Parties means collectively the Obligors and Nedbank and Party shall, as the context requires, mean any one of them. 1.1.19 Prime Rate means the publicly quoted basic rate of interest (expressed as a nominal annual compounded monthly in arrears rate) levied by Nedbank from time to time on overdraft, calculated on a 365 day year, irrespective of whether the applicable year is a leap year, and proved, prima facie, in the event of a dispute and in the absence of manifest error, by a certificate under the hand of any manager of Nedbank, whose appointment and authority need not be proved. 1.1.20 Signature Date means the date of signature of the Party last signing this Facility Letter. 1.1.21 South Africa means the Republic of South Africa.

Page 10 1.1.22 Subsidiary means a "subsidiary" as defined in the Companies Act and shall include any person who would, but for not being a "company" under the Companies Act, qualify as a ‘subsidiary’ as defined in the Companies Act. 1.2 Construction 1.2.1 Words referring to any one gender include the other gender. 1.2.2 Words importing the singular shall include the plural and vice versa. 1.2.3 Any reference to a person shall include a reference to an individual, a firm, a body corporate, a trust, an unincorporated association, government or a partnership and that person’s legal representatives and successors. 1.2.4 When any number of days is prescribed in the Facility Letter, such number shall be calculated inclusively of the first and exclusively of the last day. 1.2.5 Where any act is to be performed on a day which is not a Business Day, such act shall be performed on the next Business Day. 1.2.6 Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail. 2 INTEREST 2.1 The amount owing by the Borrower in respect of each facility governed by this Facility Letter shall bear interest at the rate agreed to between the Parties and such accrued interest shall be paid by the Borrower on the dates and in the manner agreed to between the Parties. 2.2 If the Borrower is in breach of any of its obligations including if there is any excess over any limit or sub-limit set out in the Facility Letter, then Nedbank shall be entitled to charge the Penalty Interest Rate on the full amount that is in excess of any limit or sub-limit including the arrears amount, any excess and any excess fee, calculated from the date of the breach until the date when the breach has been remedied to the satisfaction of Nedbank. 3 GENERAL UNDERTAKINGS The undermentioned undertakings remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents, or any available Facility is in force. The Borrower shall procure that any of the undermentioned undertakings that any member of its Group are required to comply with are complied with. 3.1 Revolving Credit Facility 3.1.1 The Obligors shall by no later than 31 July 2024, enter into a revolving credit facility for an amount no less than R1 000 000 000.00 (which may be increased by up to R500 000 000.00 (Five Hundred Million Rand) pursuant to an accordion option), to be made available to the Borrower (as borrower) with the Guarantors (as original guarantors) and Nedbank (as lender) (Revolving Credit Facility).

Page 11 3.1.2 The Parties agree that this Facility Letter shall, from the effective date of the Revolving Credit Facility, be superceded and replaced with an amended and restated facility letter that shall be subject to the terms of such Revolving Credit Facility. 3.2 Authorisations Each Obligor shall promptly: 3.2.1 obtain, comply with and do all that is necessary to maintain in full force and effect; and 3.2.2 supply certified copies to Nedbank of, any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document. 3.3 Compliance with laws Each Obligor shall comply in all respects with all Applicable Laws to which it may be subject. 3.4 Environmental compliance Each Obligor and each member of the Group shall: 3.4.1 comply with all Environmental Laws; 3.4.2 obtain, maintain and ensure compliance with all requisite Environmental Permits; 3.4.3 implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or might reasonably be expected to have a Material Adverse Effect. 3.5 Environmental claims It shall, promptly upon becoming aware of the same, inform Nedbank in writing of: 3.5.1 any Environmental Claim against an Obligor and each member of the Group which is current, pending or threatened; and 3.5.2 any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced against an Obligor or any other member of the Group, where the claim, if determined against it or any other member of the Group, has or might reasonably be expected to have a Material Adverse Effect or might reasonably be expected to result in any liability for Nedbank. 3.6 Sanctions 3.6.1 In this Agreement: 3.6.1.1 Sanctioned Country means any country or territory which is listed on a Sanctions List or is subject to Sanctions.

Page 12 3.6.1.2 Sanctioned Entity means: 3.6.1.2.1 a person, country or territory which is listed on a Sanctions List or is subject to Sanctions; and/or 3.6.1.2.2 a person which is ordinarily resident in or whose principal place of business is in a Sanctioned Country. 3.6.1.3 Sanctioned Transaction means the use of funds for the purpose of financing or providing any credit, directly or indirectly, to: 3.6.1.3.1 a Sanctioned Entity; or 3.6.1.3.2 any other person or entity, if a Party has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of Sanctions 3.6.1.4 Sanctions means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority. 3.6.1.5 Sanctions Authority means any of: 3.6.1.5.1 the United Nations; 3.6.1.5.2 the European Union; 3.6.1.5.3 the government of the United States of America; 3.6.1.5.4 the government of the United Kingdom; 3.6.1.5.5 the government of the Republic of France, and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, His Majesty's Treasury (HMT) and the French Ministry of Finance (MINEFI). 3.6.1.6 Sanctions List means: 3.6.1.6.1 the Specially Designated Nationals and Blocked Persons List maintained by OFAC; 3.6.1.6.2 the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by HMT;

Page 13 and any similar list maintained, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time. 3.6.2 An Obligor shall not at any time participate in a Sanctioned Transaction in any manner. 4 WARRANTIES Each Obligor represents and warrants to Nedbank that: 4.1 Authorisations All Authorisations to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect. 4.2 Status 4.2.1 It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation. 4.2.2 It and each of its subsidiaries has the power to own its assets and carry on its business as it is being conducted. 4.3 Binding obligations The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations. 4.4 Repetition Each of the representations and warranties contained in clause 4 of this Schedule 1 are deemed to be made by each Obligor as at the Signature Date and throughout the duration of the Facilities, including any renewals and extensions thereof. 5 GUARANTEE AND INDEMNITY 5.1 Each Guarantor irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it: 5.1.1 guarantees to Nedbank the punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents; 5.1.2 undertakes with Nedbank that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and 5.1.3 agrees with Nedbank that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify Nedbank immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have

Page 14 been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 5 if the amount claimed had been recoverable on the basis of a guarantee. 5.2 Continuing guarantee This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. 5.3 Reinstatement If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by Nedbank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, business rescue proceedings, liquidation, winding-up or otherwise, without limitation, then the liability of each Obligor under this Clause 5 will continue or be reinstated as if the discharge, release or arrangement had not occurred. 5.4 Waiver of defences 5.4.1 The obligations of each Guarantor under this Clause 5 will not be affected by any act, omission, matter or thing which, but for this Clause 5, would reduce, release or prejudice any of its obligations under this Clause 5 (without limitation and whether or not known to it or Nedbank) including: 5.4.1.1 any time, waiver or consent granted to, or composition with, any Obligor or other person; 5.4.1.2 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group; 5.4.1.3 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; 5.4.1.4 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person; 5.4.1.5 any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document;

Page 15 5.4.1.6 any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under any Finance Document or any other document; 5.4.1.7 any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings); 5.4.1.8 any other Finance Document not being executed by or binding against any other Guarantor or any other party; or 5.4.1.9 any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel. 5.5 Immediate recourse Each Guarantor waives any right it may have of first requiring Nedbank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or claim payment from any person before claiming from that Guarantor under this Clause 5. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary. 5.6 Appropriations 5.6.1 Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, Nedbank may: 5.6.1.1 refrain from applying or enforcing any other moneys, security or rights held or received by Nedbank in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and 5.6.1.2 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 5. 5.7 Deferral of Guarantors' rights 5.7.1 Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless Nedbank otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 5: 5.7.1.1 to be indemnified by an Obligor; 5.7.1.2 to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents; 5.7.1.3 to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of Nedbank under the Finance Documents or of any other guarantee;

Page 16 5.7.1.4 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 5.1 (Guarantee and indemnity); 5.7.1.5 to exercise any right of set-off against any Obligor; and/or 5.7.1.6 to claim, rank, prove or vote as a creditor or shareholder of any Obligor in competition with Nedbank. 5.7.2 If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to Nedbank by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, Nedbank and shall promptly pay or transfer the same to Nedbank. 5.8 Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Nedbank. 5.9 Subordination by Guarantors 5.9.1 Each Guarantor unconditionally and irrevocably subordinates its claims against the Borrower in favour of any claim by Nedbank under the Finance Documents. 5.9.2 Until such time as the date when the Borrower’s obligations have been discharged in full: 5.9.2.1 the obligations contained under the Finance Documents shall rank pari passu to the Revolving Credit Facility; 5.9.2.2 the Guarantors shall not, in relation to Nedbank’s claims, call an event of default or redemption event (or other analogous event however described) against the Borrower and/or accelerate any indebtedness or other amount owing by the Borrower to Nedbank without the Nedbank’s prior written consent thereto; 5.9.2.3 no payment (whether directly or indirectly) of any amount payable (whether it be in whole or in part) by the Borrower to the Guarantors in respect of or arising from any claims shall be made or accepted by the Guarantors save for in the ordinary course of the business operation and where default or events of default has not occurred or continuing; 5.9.2.4 the Guarantors shall not take, accept or receive the benefit of any security from the Borrower; 5.9.2.5 the Guarantors shall not dispose or encumber its shares or claims; 5.9.2.6 the Guarantors shall not obtain or enforce any judgment against the Borrower arising from or in connection with Nedbank’s claims;

Page 17 5.9.2.7 the Guarantors shall not, in relation to any liability arising out of or in connection with Nedbank’s claims, petition or apply for or vote in favour of any resolution for the winding up, dissolution, sequestration or administration, or the commencement of business rescue proceedings, or any analogous or similar processes in relation to the Borrower; 5.9.2.8 if the Borrower is placed in liquidation (whether provisional or final), or effects a composition, compromise, or rescheduling with any of its creditors or if a proposal and sanction of a scheme of arrangement in respect of the Borrower occurs or if the Borrower commences business rescue proceedings, then the Guarantors undertakes in respect of any claim proved by it that it shall hold any money received by it in trust on behalf of and to the order of Nedbank and shall pay any such amounts to Nedbank immediately on written demand by Nedbank to the extent required in order to pro tanto discharge the aforesaid claims in respect of Nedbank; 5.9.2.9 the Guarantors shall not be entitled to pledge, assign, cede or otherwise encumber or transfer its claims to any person unless and until it is a suspensive condition of such pledge, assignment, cession or other encumbrance that such person notifies Nedbank in writing of any such encumbrance or transfer and subordinates such claims in writing in favour of Nedbank on the same terms and conditions as are contained in this Facility Letter and such person so subordinates such claims (in a form and substance acceptable to Nedbank); 5.9.2.10 without limiting Nedbank's rights in any way, any payment accepted by the Guarantors from the Borrower in contravention, whether intentional or unintentional, of the terms of the Finance Documents, shall be repaid by the Guarantors to the Borrower immediately on written demand by Nedbank and until so repaid shall be held in trust for and to the order of Nedbank; 5.9.2.11 the Guarantors shall not enforce any judgment against the Borrower nor make any application for the liquidation, composition, compromise, administration, commencement of business rescue proceedings or any analogous or similar process or the proposal of a scheme of arrangement in respect of the Borrower, or collaborate with any other creditors of the Borrower in the making of such application, without the prior written consent from Nedbank; and 5.9.2.12 the Guarantors shall not, in the event that business rescue proceedings have commenced in relation to the Borrower in accordance with the provisions of Chapter 6 of the Companies Act, (in its capacity as shareholder and/or creditor of the Borrower (as the case may be): 5.9.2.12.1 vote to approve or oppose a proposed business rescue plan in relation to such business rescue proceedings in the manner contemplated in section 152(3)(c) of the Companies Act; and/or

Page 18 5.9.2.12.2 provide, or call for, a vote of approval for the preparation and publication of a revised business rescue plan as contemplated in section 153(1) of the Companies Act; and/or 5.9.2.12.3 make a binding offer to purchase the voting interests of one or more persons who opposed adoption of the business rescue plan in the manner contemplated in section 153(1)(b)(ii) of the Companies Act, if such vote, provision or offer would reduce the amounts payable to Nedbank under the Finance Documents. 6 CALCULATIONS AND CERTIFICATES 6.1 Accounts In any litigation or arbitration proceedings arising out of or in connection with the Facility Letter, the entries made in the accounts maintained by Nedbank are prima facie proof of the matters to which they relate. 6.2 Certificates and Determinations Any certification or determination by Nedbank of a rate or amount under the Facility Letter is, in the absence of manifest error, prima facie proof of the matters to which it relates. 6.3 Day count convention Any interest, commission or fee accruing under the Facility Letter will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year). 7 ENFORCEMENT COSTS The Borrower shall, within 3 Business Days of demand, pay to Nedbank the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgment) incurred by Nedbank in connection with the enforcement of, or the preservation of any rights under, any Finance Document. 8 CHANGES TO THE PARTIES 8.1 No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents. 8.2 Nedbank shall be entitled to cede any of its rights or delegate any of its obligations under the Finance Documents and to disclose to such company such information regarding any Obligor as Nedbank may reasonably consider appropriate. 9 MISCELLANEOUS 9.1 Applicable Law and Jurisdiction 9.1.1 This Facility Letter shall be governed by and interpreted in accordance with the law of South Africa.

Page 19 9.1.2 The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of The High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non- contractual obligation arising out of or in connection with this Agreement) (a Dispute). 9.1.3 The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. 9.2 Entire Agreement This Facility Letter contains all the express provisions agreed on by the Parties with regard to the subject matter hereof and the Parties waive the right to rely on any alleged express provision not contained in this Facility Letter. 9.3 Variation and Cancellation No variation, addition to, amendment or cancellation of any term contained in this Facility Letter, shall be effective unless reduced to writing and signed by or on behalf of the Parties.